Exhibit 99.1

CONSENT OF INTREPID PARTNERS, LLC

The Conflicts Committee of the Board of Directors of PBF Logistics GP LLC,
the general partner of PBF Logistics LP
1 Sylvan Way, Second Floor
Parsippany, NJ 07054

Dear Members of the Committee:

We hereby consent to the inclusion of our opinion letter, dated July 26, 2022, to the Conflicts Committee of the Board of Directors of PBF Logistics GP LLC, the general partner of PBF Logistics LP, as Annex C to, and the reference to such opinion letter under the headings “Summary Term Sheet—Opinion of the Financial Advisor to the Conflicts Committee” and “Special Factors—Opinion of the Financial Advisor to the Conflicts Committee” in, the proxy statement/prospectus relating to the proposed merger involving PBF Logistics LP and PBF Energy Inc., which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of PBF Energy Inc. filed with the Securities and Exchange Commission (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

INTREPID PARTNERS, LLC

By:	/s/ Intrepid Partners, LLC

August 26, 2022